Exhibit 99

CACI Issues Guidance for Its Fiscal Year 2016

  Organic revenue and higher net income growth projected
  Revenue projected to be $3.3 billion to $3.5 billion
  Net income projected to be $130 million to $140 million
  Diluted EPS projected to be $5.24 to $5.65
  FY 2015 guidance reiterated

ARLINGTON, Va.--(BUSINESS WIRE)--June 24, 2015--CACI International Inc (NYSE MKT: CACI), a leading information solutions and services provider to the federal government, issued its guidance for its Fiscal Year 2016 (FY16), which begins July 1, 2015, and reiterated its Fiscal Year 2015 (FY15) guidance.

Commentary

Ken Asbury, CACI’s President and CEO said, “Our FY16 plan reflects the results we have achieved in realigning our organization, executing our strategy, creating an effective cost structure, and transforming our business development process. The plan incorporates the record amount of new business awards we received in FY15, and is tempered by the experience we gained as we adapted to market uncertainty, delays in awards, and protests of new business. Our focus on delivering larger, higher-end solutions will drive organic revenue and net income growth for FY16 and the long term.

“We are confident in our strategy and demonstrated ability to win and retain business. CACI’s operational excellence, expanding capabilities, and innovative solutions position us for continued growth in a highly competitive market. We remain focused on our customers’ current and emerging requirements and on delivering long-term value for our shareholders.”

Guidance for Fiscal Year 2016

The table below summarizes our FY16 guidance ranges and represents our views as of June 24, 2015:

(In millions except for tax rate and earnings per share)	Fiscal Year 2016 Guidance
Revenue	$3,300 - $3,500
Net income attributable to CACI	$130 - $140
Effective corporate tax rate	38.5%
Diluted earnings per share	$5.24 - $5.65
Diluted weighted average shares	24.8

Following are the key factors related to our FY16 guidance:

  We expect that our direct labor costs will be between 10 and 12 percent greater than what we expect in FY15.
  Other direct costs will be 8 to 10 percent less than what we expect in FY15, with greater declines in the first half of FY16.
  We anticipate that our indirect costs and selling expenses, driven by fringe benefits on direct labor, will be 4 to 5 percent higher than what we expect in FY15. Excluding the direct labor fringe benefit increase, indirect costs and selling expenses are expected to be about flat.
  Depreciation and amortization is expected to be approximately $58 million.
  Our operating margin is expected be slightly greater than 7.5 percent.
  Net interest expense is expected to be approximately $38 million.
  We expect that operating cash flow will be greater than $200 million.
  We expect capital expenditures will total approximately $15 to $20 million.
  We anticipate that first half revenue will be slightly lower than the first half of FY15 with net income in the first quarter lower than the year earlier period; however, we expect revenue to grow and favorable earnings comparisons in the succeeding quarters of FY16 as we perform on new business awarded in both FY15 and FY16.

FY15 Guidance Reiterated

We are reiterating the FY15 guidance we issued on April 29, 2015. The table below summarizes our FY15 guidance and represents our views as of June 24, 2015:

(In millions except for tax rate and earnings per share)	FY 2015 Guidance
Revenue	$3,300 - $3,350
Net income attributable to CACI	$125 - $130
Effective corporate tax rate	37.6%
Diluted earnings per share	$5.12 - $5.33
Diluted weighted average shares	24.4

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, June 25, 2015, during which members of our senior management will be making a brief presentation followed by a question-and-answer session to discuss the guidance and management’s performance expectations for the new fiscal year. You can listen to the conference call and view accompanying exhibits over the Internet by logging on to CACI’s website at www.caci.com at the scheduled time. You may also dial in to 1-877-303-9143, confirmation code 42188597. Slides of the presentation will be available on our website during the call. A replay of the call will also be available over the Internet, and can be accessed through CACI’s website (www.caci.com).

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap 600 Index. CACI provides dynamic careers for over 16,700 employees in 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011 and the Bipartisan Budget Act of 2013; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com